Exhibit 10.38

CONTRACTING AGREEMENT

This Contracting Agreement (this “Agreement”) is made on 1 June 2024 by and between:

1.	H2N Limited

Address: 3/F, Yeung Yiu Chung (No. 6) Industrial Building, 19 Cheung Shun Street, Lai Chi Kok, Kowloon

(“H2N”); and

2.	KERRY EXPRESS (HONG KONG) LIMITED

Business Registration Certificate No.: 35018678-004-10-24-9

Address: 3/F, Yeung Yiu Chung (No. 6) Industrial Building, 19 Cheung Shun Street, Lai Chi Kok, Kowloon

Telephone: 3513 0888

(the “Contractor”).

H2N and the Contractor are hereinafter collectively referred to as the “Parties” and each a “Party”.

The Parties agree as follows:

1. Scope of Contract Services

1.1 The Contractor agrees, in accordance with the terms of this Agreement, to provide logistics and/or manpower services to H2N and/or its customers, including but not limited to:

(a) Punctually and safely transporting goods from collection points designated by H2N or its customers to delivery points designated by H2N or its customers.

(b) Properly and safely loading goods onto the specified means of transport or containers, and suitably lashing and securing them to prevent accidents and damage to the goods.

(c) Unloading (and unpacking) the goods at the delivery points, and re-packing goods which require re-packing.

(d) Providing such other logistics and/or manpower services as may be required by H2N and its customers, including but not limited to warehousing, inventory management, distribution, transportation, clerical staff and/or frontline operating staff.

1.2 The Parties shall enter into separate Statements of Work (“SOW”) specifying the services and fees for individual projects.

2. Term and Termination

2.1 This Agreement shall take effect from the date on which it is signed and stamped by both Parties.

2.2 Either Party may terminate this Agreement and/or any SOW hereunder by giving to the other Party not less than one (1) month’s prior written notice.

2.3 H2N may immediately terminate this Agreement and/or any SOW in any of the following circumstances:

(a) The Contractor is in breach of its obligations under this Agreement and fails to take any remedial action within seven (7) business days after receiving notice from H2N.

(b) The Contractor enters into liquidation, bankruptcy, reorganisation or other similar legal proceedings, or all or part of its business or assets are frozen, placed under receivership, custodianship, compulsory transfer or in similar circumstances.

(c) The logistics services agreement between H2N and its customer is terminated.

3. Obligations of the Contractor

3.1 The Contractor shall comply with this Agreement and the provisions and obligations under each SOW, with the standard logistics service operating procedures provided by H2N, and with any special operating rules provided by H2N’s customers.

3.2 The Contractor shall comply with and implement any other lawful and reasonable special requirements put forward by H2N or its customers, including but not limited to:

(a) Where a project/service so requires, ensuring that its personnel wear uniforms provided by H2N while on duty.

(b) Ensuring that its personnel, when providing services, remain neat in appearance, punctual and courteous and follow the instructions of H2N.

(c) Providing various reports and information as required by H2N.

(d) Where the project/service so requires, arranging supervisors/foremen to be on site to allocate and supervise general workers in performing logistics and/or manpower services and to handle operational matters.

(e) In addition to the work expressly stated in this Agreement, performing other related work from time to time as may be specifically instructed by the responsible personnel of H2N.

(f) In the case of special events such as the hoisting of Tropical Cyclone Warning Signal No. 8 or above or the Black Rainstorm Warning Signal, unless H2N notifies cancellation, continuing to provide normal services.

(g) Providing normal services on public holidays and Sundays when requested by H2N.

3.2 The Contractor and the personnel it provides shall comply with all laws and regulations related to the contracted services.

3.3 The Contractor agrees to comply with H2N’s “Business Partner Code of Conduct”, “Contractor Safety Code” and any other guidelines or codes issued by H2N to the Contractor from time to time.

3.4 If H2N incurs any liability for breach of contract or pays any compensation to its customer or any third party due to the Contractor’s breach of this Agreement or any SOW, H2N shall be entitled to claim full indemnity from the Contractor in respect of such losses.

4. Obligations of H2N

4.1 H2N shall pay the service fees to the Contractor punctually and in full in accordance with this Agreement.

4.2 H2N shall provide the Contractor with complete, true and accurate information relating to the goods.

5. Payment

5.1 The Contractor’s service fees shall be stipulated in each SOW.

5.2 In respect of all services provided by the Contractor under all SOWs pursuant to this Agreement, the Contractor shall issue an invoice to H2N once per month. Provided that the invoice is correct, H2N shall arrange payment within thirty (30) days from the date of receipt of the invoice.

5.3 If any customer or other third party brings a claim or legal action against H2N and demands compensation from H2N for economic loss arising from delay, loss, damage or injury in respect of the goods, and such delay, loss, damage or injury occurs while the goods are, or ought to be, under the custody or control of the Contractor, or is caused by the fault or negligence of the Contractor, then the Contractor shall bear full responsibility for such delay, loss, damage or injury. H2N shall be entitled to demand indemnification from the Contractor for all economic losses suffered by H2N due to such claims or legal actions (including but not limited to any compensation, damages, penalties and all legal fees, litigation costs and other expenses paid by H2N in handling such claims or legal actions), and H2N shall be entitled to deduct the relevant amounts directly from any security deposit (if any) or from any due and payable amounts under the Contractor’s invoices.

5.4 If H2N takes any action that is beneficial to the Contractor and thereby incurs additional expenses, H2N shall be entitled to seek reimbursement from the Contractor for such additional expenses and may deduct the relevant amounts directly from any security deposit (if any) or from any due and payable amounts under the Contractor’s invoices.

6. Risk Management and Insurance

6.1 The Contractor shall procure and maintain adequate insurance policies with insurers, including but not limited to employees’ compensation insurance, work injury, bodily injury, third-party liability and public liability insurance, in order to cover potential liabilities for loss, damage or bodily injury that may occur during the service period under this Agreement. The Contractor shall, upon signing this Agreement, present to H2N insurance policies and premium payment receipts satisfactory to H2N.

If the Contractor fails to provide the above insurance policies and premium payment receipts, the Contractor shall procure insurance in accordance with the insurance schemes designated by H2N in the table below through the specified insurance broker and pay the relevant premiums; otherwise H2N shall have the right to terminate this Agreement and demand full indemnity from the Contractor for all losses and claims.

| Designated Insurance Broker | Taishan Insurance Consultants Limited |

| Insurance Items | (a) Employees’ Compensation Insurance

(b) Public Liability Insurance

The insurance scheme and its terms shall be designed based on the proposal information provided by the Contractor, and the insurance premium shall be separately agreed and contracted between the Parties. |

6.2 If any accident occurs during the service period resulting in loss or damage suffered by H2N or any other person, the Contractor shall be responsible for and bear the policy excess under the relevant insurance policies purchased by H2N and by the Contractor itself, as well as all losses and expenses arising from any refusal of indemnity by the insurers.

7. Relationship between the Parties

7.1 The Contractor acts solely as an independent contractor in providing the services and this Agreement does not create any employment or agency relationship. Unless with the prior written consent of H2N, the Contractor has no authority to represent H2N in acknowledging, accepting or incurring any liability or obligation on behalf of H2N.

7.2 The Contractor shall be responsible for any tax or other liability incurred by H2N in connection with the services it provides, and shall indemnify H2N from and against all costs, expenses, penalties, interest and the like arising from the acts of the Contractor. H2N shall be entitled to deduct part or all of the relevant costs and expenses from the service fees payable to the Contractor.

7.3 Overtime allowances, staff leave, labour insurance, Mandatory Provident Fund contributions, medical and all other benefits for the Contractor’s employees shall be solely borne by the Contractor.

7.4 The Contractor shall ensure that all personnel provided by it hold valid work permits and comply with the relevant conditions on stay and employment imposed by the Immigration Department. In case of any breach, H2N may immediately terminate this Agreement and claim from the Contractor all losses and expenses thereby incurred. Without prejudice to the generality of the foregoing, if H2N discovers that the Contractor has provided personnel who are not lawfully employable, the Contractor shall pay H2N Hong Kong Dollars Five Thousand (HKD 5,000) as liquidated damages for each such person, and, where the matter involves investigation by law-enforcement authorities, shall further pay H2N an administrative fee of Hong Kong Dollars Fifty Thousand (HKD 50,000) for each such person.

8. Confidentiality

8.1 The Contractor shall keep confidential the contents of this Agreement and all confidential information obtained from H2N (including but not limited to information relating to H2N’s customers, suppliers, finances and business operations), and shall ensure that its employees and agents also keep such information confidential. Except with the consent of H2N, the Contractor shall not use or disclose such information to any third party. Upon request by H2N, the Contractor shall immediately return and/or destroy all confidential information.

8.2 When collecting, storing, using and transmitting personal data of H2N or its customers, the Contractor shall strictly comply with the Personal Data (Privacy) Ordinance and all relevant laws and regulations, as well as the guidelines and codes issued by H2N from time to time.

8.3 The obligations under this Clause 8 shall survive termination of this Agreement.

9. Anti-bribery

The Contractor and its staff shall not, in connection with this Agreement or the services provided hereunder, offer any advantage (as defined in the Prevention of Bribery Ordinance) to any employee of H2N or any third party. If it is discovered that the Contractor or its staff has offered any advantage to any employee of H2N or third party or has committed any offence under the Prevention of Bribery Ordinance, H2N may immediately terminate this Agreement and claim full compensation from the Contractor for all losses.

10. Non-competition

The Contractor undertakes that during the term of this Agreement and for a period of two (2) years after its termination, it shall not, whether directly or indirectly, approach or attempt to approach H2N’s customers for business.

11. Sub-contracting

Unless with the prior written consent of H2N, the Contractor shall not sub-contract its obligations under this Agreement to any other party. In any event, the Contractor shall ensure that any sub-contractor performs the obligations and assumes the responsibilities of the Contractor under this Agreement, and the Contractor shall be liable for any breach by such sub-contractor.

12. Third-party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have any rights to enforce any term of this Agreement or to enjoy any benefit thereof under the Contracts (Rights of Third Parties) Ordinance of Hong Kong.

13. Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

14. Miscellaneous

This Agreement is executed in duplicate, with each Party holding one counterpart, both having equal legal effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Signed for and on behalf of

H2N Limited

Name:	Frankie Choy
Title:	Director / Authorised Representative

Signed for and on behalf of

KERRY EXPRESS (HONG KONG) LIMITED

Name:	Antony Shek
Title:	Senior Manager